Exhibit 10.1

August 24, 2010

Dr. Hossein Eslambolchi
2190 Broadway Street, #5E
San Francisco, CA  94115

Dr. Eslambolchi,

On behalf of the Verecloud Team, I am honored to formally extend an offer to you for a position on the Verecloud Board of Directors.

As a Board Member of this newly formed public entity, we ask you to attend Board Meetings by phone on a monthly basis as well as in-person on a semi-annual basis.   Written consents may also be required as needed and we will ask your cooperation in signing and returning those at your earliest possible convenience.

The terms of your service as a Board Member will be as follows —

1)	A term of service, commencing upon execution of this offer letter and expiring on the date of the annual Verecloud shareholder meeting that will occur in the fall of 2010.
2)	A $5,000 monthly retainer, paid on or about the 10th day of each month through the term of this agreement.
3)
600,000 shares of Verecloud common stock in the form of a Warrant, pursuant to the terms and conditions of the attached Warrant, to be entered into by and between you and the Company on or about the commencement date of your term of service.  To reflect your service to the Network Cadence LLC Board of Advisors over the two-year period commencing on January 29, 2009, the Warrant shall be vested with respect to 450,000 of the underlying warrant shares as of the date of execution of the Warrant with the remaining 150,000 shares vesting in equal installments of 75,000 on the last day of each of the next two consecutive calendar quarters such that the Warrant may become fully vested on December 31, 2010 subject to your continued service as a Board Member through such date.

4)
For each subsequent one-year term of service approved on or after the annual shareholders meeting in the fall of 2011, you will receive a Warrant or similar mechanism (e.g.:  Non-Qualified Stock Option) to purchase 100,000 shares of Verecloud common stock pursuant to the terms and conditions of the award and other equity-based governing documents.

5)	Full expense reimbursement for in-person Board meeting attendance plus any pre-approved out-of-pocket expenses for any Verecloud business expenses incurred.
6)	Liability coverage under the Verecloud Director & Officer insurance policy.

Attached for your review is a copy of the Verecloud By-laws, which includes a section on the general duties and overall structure of the Verecloud Board of Directors as well as Verecloud’s Insider Trading Policy. If all is acceptable to you, please sign this offer letter that will signify your acceptance of this offer and the duties and terms of service for Board Members stated in the By-laws.  You can return the signed letter to me by faxing a copy to 1-303-265-9534 or emailing to: mike.cookson@verecloud.com.

Welcome to the Verecloud Board of Directors!

/s/ Mark Faris
Mark Faris
Board Chairman

Acceptance:  /s/ Hossein Eslambolchi                          August 24, 2010
                         Hossein Eslambolchi                                            Date

Cc: John McCawley, Verecloud Chief Executive Officer
      William Wood, Verecloud President
       Mike Cookson, Verecloud Chief Operating Officer / Board Secretary